Exhibit 10.1

February 5, 2008

Mr. Sam Morcos

27 Chesswood Crt.

Ottawa, Ontario

K2E 7E3

Dear Sam:

This letter will confirm our agreement to modify the letter agreement dated November 1, 2007 (“Letter Agreement”) concerning the termination of your employment with Entrust Limited (“Entrust”) on October 31, 2008 (the “Termination Date”).

We agree to the following modifications to the Letter Agreement:

i.	Your Active End Date (as defined in the Letter Agreement) shall be January 1, 2008.
ii.	Your Termination Date shall be February 14, 2008. After the Termination Date your employment relationship with Entrust will be ended and will not resume.
iii.	In the next payroll run by Entrust we shall include the amount of $98,692.31 net of statutory deductions and remittances as may be required by law.
iv.	Effective January 1, 2008, all unvested options to purchase stock of Entrust, Inc., restricted stock units and/or stock appreciation rights (collectively, “Company Equity”) shall be forfeited, and you shall have 90 days from and including January 1, 2008 to exercise any vested Company Equity.
v.	From April 1, 2008 to October 31, 2008 Entrust will pay you monthly, in advance, a non-refundable fee of $12,000 for up to four days of consulting per calendar month.
vi.	Entrust acknowledges that you may seek full-time employment elsewhere after January 1, 2008, and releases you from further compliance with the Code of Conduct upon your execution and return to Entrust a copy of this letter.
vii.	You acknowledge the Release Agreement attached to the Letter Agreement and executed in conjunction therewith shall remain in full force effect and shall be deemed modified as necessary to conform to the modifications set out in this Letter Agreement.
viii.	All other terms and conditions of the Letter Agreement, except as modified by the terms hereof, shall remain in full force and effect.

The terms of this letter will be binding on the parties after you sign and return one original copy of this letter within seven (7) days of your receipt.

We wish you well in your future endeavors.

Sincerely,

/s/ James D. Kendry
James D. Kendry

Vice President & Chief Governance Officer

I have read and agree to be bound to the terms and conditions of this letter.

/s/ Sam Morcos
Sam Morcos

/Encl.